Exhibit 99(a)(1)(D)

Return to: MSC Income Fund, Inc. 430 W. 7th Street, Suite 219406 Kansas City, Missouri 64105-1407 Hines Investor Relations Toll-Free: 888.220.6121 Website: mscincomefund.com/investors

THIS IS AN OFFER TO PROVIDE ADDITIONAL NEAR-TERM LIQUIDITY TO STOCKHOLDERS OF MSC INCOME FUND, INC. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES, PLEASE DISREGARD THE REMAINDER OF THIS LETTER.

THIS IS NOTIFICATION OF THE OFFER TO PURCHASE UP TO $3,500,000 OF SHARES OF COMMON STOCK FOR CASH AT A PURCHASE PRICE NOT LESS THAN $4.50 AND NOT MORE THAN $7.74 PER SHARE

DATED AUGUST 16, 2023

Dear Stockholder:

You are receiving this letter in connection with the offer by MSC Income Fund, Inc. (the “Company,” “we,” “us,” or “our”) and Main Street Capital Corporation, parent company to the Company’s investment adviser (“Main Street” and, together with the Company, the “Purchasers”), to purchase up to an aggregate amount of $3,500,000 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), for cash at a purchase price not less than $4.50 and not more than $7.74 per Share (which was the net asset value (“NAV”) of the Company’s Shares as of August 1, 2023) (the “Purchase Price”), less any applicable withholding taxes and without interest.
THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY THE PURCHASERS BY 5:00 P.M., CENTRAL TIME, ON SEPTEMBER 20, 2023, UNLESS THE OFFER IS EXTENDED (AS SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
The Offer (as defined below) is a simultaneous combined offer consisting of an offer by the Company and an offer by Main Street. Under the terms of the Offer, neither the Company nor Main Street is required to purchase all of the Shares. Rather, subject to the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to $2,750,000 in aggregate amount of Shares properly tendered pursuant to this Offer (the “Company Share Allotment”), and Main Street will severally, and not jointly, purchase, and therefore only be liable with respect to, Shares properly tendered pursuant to this Offer, up to a maximum of $750,000 in aggregate amount of Shares. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the Company’s outstanding Shares without amending or extending the Offer. Shares tendered at prices greater than the Purchase Price or Shares that the Purchasers do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at the Purchasers’ expense promptly after the expiration of the Offer.
Upon the terms and subject to the conditions of the Offer to Purchase (as defined below), including the provisions relating to proration and conditional tenders described in the Offer to Purchase, promptly following the Expiration Date, the Purchasers will determine a single per Share price that the Purchasers will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering Stockholders. The Purchasers will select the lowest Purchase Price, not less than $4.50 and not more than $7.74 per Share, at which Shares have been properly tendered in the Offer and not properly withdrawn that will allow the Purchasers to purchase up to $3,500,000 of Shares in the aggregate. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered at a lower price.

If you would like to tender a portion or all of your Shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase, dated August 16, 2023 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Purchase Package”). Please read the following pages and the Share Purchase Package carefully as they contain important information about the Offer. Requests for the Share Purchase Package may be directed to the Company as follows.

Website:	www.mscincomefund.com/investors

Hines Investor Relations:	888.220.6121

Fax number:	877.616.1113

Mailing address:	MSC Income Fund, Inc. 430 W. 7th Street, Suite 219406 Kansas City, Missouri 64105-1407
Stockholders may also contact their financial advisor, broker, dealer, commercial bank or trust company for assistance concerning the Offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated August 16, 2023, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance or offers to sell Shares would not be in compliance with the laws of that jurisdiction.

MSC INCOME FUND, INC.
TENDER OFFER TERMS
MSC Income Fund, Inc. (the “Company”), an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, and Main Street Capital Corporation, parent company to the Company’s investment adviser (“Main Street” and, together with the Company, the “Purchasers”), are offering to purchase a number of shares at a price determined in accordance with the Offer to Purchase upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal (the “Offer”).
THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY THE PURCHASERS BY 5:00 P.M., CENTRAL TIME, ON SEPTEMBER 20, 2023, UNLESS THE OFFER IS EXTENDED.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a purchase price not less than $4.50 and not more than $7.74 per Share.
NONE OF THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”), MSC ADVISER I, LLC (THE “ADVISER”), MAIN STREET OR HINES SECURITIES, INC. MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OR AT A WHAT PRICE TO TENDER SHARES. EACH STOCKHOLDER MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY AND AT WHAT PRICE TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER.
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER, MAIN STREET OR HINES SECURITIES, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED IN THE OFFER TO PURCHASE OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER, MAIN STREET OR HINES SECURITIES, INC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
The Offer is a simultaneous combined offer consisting of an offer by the Company and an offer by Main Street. Under the terms of the Offer, neither the Company nor Main Street is required to purchase all of the Shares. Rather, subject to the terms and conditions of the Offer, the Company will severally, and not jointly, purchase, and therefore only be liable with respect to $2,750,000 in aggregate amount of Shares properly tendered pursuant to the Offer (the “Company Share Allotment”), and Main Street will severally, and not jointly, purchase, and therefore only be liable with respect to, Shares properly tendered pursuant to the Offer, up to a maximum of $750,000 in aggregate amount of Shares.
On August 1, 2023, the Company sold 348,542 Shares to Main Street, at $7.89 per Share, the price at which the Company issued new Shares in connection with reinvestments of the August 1, 2023 dividend pursuant to the Company’s distribution reinvestment plan (“DRIP”), for total cash proceeds to the Company of approximately $2,750,000 (the “Private Sale”). The issuance and sale were made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or the Adviser. The Company will use all of the cash proceeds from the Private Sale to purchase, severally, and not jointly, the Company Share Allotment in the Offer. Main Street will use available cash on hand to purchase, severally and not jointly, Shares up to a maximum of $750,000 in the aggregate.
The Purchasers are conducting the Offer by means of a modified “Dutch auction.” The Purchasers are offering to purchase, severally and not jointly, up to an aggregate of $3,500,000 of Shares for cash at a purchase price not less than $4.50 and not more than $7.74 per Share (our NAV per Share as of August 1, 2023), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal. The Purchasers will select the lowest price, not less than $4.50 and not more than $7.74 per Share, that will allow them to purchase up to an aggregate of $3,500,000 of Shares (the “Purchase Price”), or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. The Purchasers will determine the Purchase Price that the Purchasers will pay for Shares properly tendered and not properly withdrawn from the Offer by taking into account the total number of Shares tendered and the prices specified by Stockholders tendering their shares in the Offer. The Purchasers will determine the Purchase Price as promptly as practicable after the Expiration Date.
All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered, or was deemed to have tendered, at a lower price. However, because of the proration and conditional offer provisions described in the Offer to Purchase, all of the Shares properly tendered and not properly withdrawn at or below the Purchase Price may not be purchased if those Shares have an aggregate purchase price in excess of $3,500,000.
Shares tendered at prices greater than the Purchase Price or Shares that the Purchasers do not accept for purchase under the terms of the Offer because of the Offer’s proration and conditional offer provisions will not be purchased. Shares tendered but not purchased in the Offer will be returned to the tendering Stockholders at the Purchasers’ expense promptly after the expiration of the Offer.

If the conditions to the Offer have been satisfied or waived and more than $3,500,000 in aggregate amount of Shares have been properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Purchasers will purchase Shares:
•first, subject to the conditional tender provisions described in Section 8 of the Offer to Purchase, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and
•second, only if necessary to permit the Purchasers to purchase up to $3,500,000 in aggregate amount of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.
Therefore, all of the Shares that a Stockholder tenders in the Offer may not be purchased. It is also possible that none of the Shares conditionally tendered will be purchased. Participation in the DRIP will be discontinued for any Shares properly tendered for purchase (and not withdrawn). If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, the Purchasers will purchase 777,778 Shares or 0.97% of our outstanding Shares as of August 16, 2023. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, the Purchasers will purchase approximately 452,196 Shares or 0.56% of our outstanding Shares.
The term “Expiration Date” means 5:00 p.m., Central Time, on September 20, 2023, unless the Purchasers, in their sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire. For purposes of the Offer, the Purchasers will be deemed to have accepted for payment and, therefore, purchased, Shares properly tendered (and not properly withdrawn), only when, as and if the Purchasers give oral or written notice to SS&C GIDS, Inc., the transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer. The Purchasers will determine, in their sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding, subject to a stockholder’s right to challenge the Purchasers’ determination in a court of competent jurisdiction. SS&C GIDS, Inc., as transfer agent for the Company, will not be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.
The Purchasers reserve the right, in their sole discretion, to change the Purchase Price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules promulgated by the SEC, the Purchasers may increase the number of Shares accepted for purchase in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. Additionally, subject to the applicable rules and regulations promulgated by the SEC, the Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for purchase of, and the payment for, any Shares, subject to the restrictions below, (ii) to amend the Offer in any respect prior to the Expiration Date and (iii) if any condition specified in the Offer to Purchaser is not satisfied or waived at or prior to the Expiration Date, to terminate the Offer and not accept any Shares for purchase. Notice of any such extension, amendment or termination will be distributed promptly to Stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date, in accordance with Rule 14e-1(d) promulgated under the Exchange Act. See Section 16 of the Offer to Purchase for more information.
Generally, the receipt of cash from the Purchasers in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes as a sale or exchange of the Shares. With respect to the Company Share Allotment, under certain circumstances amounts received pursuant to the sale of Shares may be treated as a distribution in respect of stock from the Company. The Transfer Agent (or other applicable withholding agent) may be required to withhold U.S. federal taxes on the gross proceeds of the Offer paid to a non-U.S. stockholder. For additional information, see Section 15 of the Offer to Purchase. Each stockholder is urged to consult his, her or its own tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of federal, state, local and foreign tax laws. To prevent the potential imposition of U.S. federal backup withholding on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 or substitute Form W-9 (included with the original subscription) (for U.S. stockholders) or IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI, IRS Form W-8EXP or other applicable form (for non-U.S. stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.
Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Purchasers under the Offer, may also be withdrawn at any time after October 12, 2023 (which is 40 business days after the commencement of the Offer). For such withdrawal to be effective, the Transfer Agent must timely receive a written or facsimile transmission notice of withdrawal at the respective addresses or facsimile number specified for such manner of delivery set forth on the notice of withdrawal. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.

The Company is making the Offer to provide Stockholders with an additional near-term liquidity option to supplement its quarterly repurchase program. Because there is no public market for the Shares, the primary liquidity option available to Stockholders to date has been the Company’s share repurchases.
Main Street is making the Offer to provide liquidity to Stockholders that wish to exit or reduce their investment in the Company, while also increasing its investment in the Company. As the parent company to the Adviser, Main Street may be deemed to exert control over the Company. However, Main Street is not acquiring shares for the purpose of influencing the management or operations of the Company. Main Street reserves the rights to vote on matters subject to Stockholder approval and if Main Street purchases a significant number of the outstanding Shares of the Company (pursuant to this Offer and any other tender offers and other purchases of the Shares), it may be in position to significantly influence matters requiring Stockholder consent.
While we continue to evaluate other liquidity options for the Company, such as a listing of our shares on a national securities exchange, we do not believe that current market conditions present a favorable opportunity for such a transaction. The Company has learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of its Shares, the Company is unable to offer a liquidity alternative for these types of unique circumstances. We believe the modified “Dutch auction” tender offer set forth in this Offer is a mechanism that will provide us the ability to do so. The Company’s Board may consider undertaking additional tender offer(s), including in connection with its quarterly repurchase program, based upon a variety of factors, including the availability of new capital. Rule 13e-4 under the Exchange Act, however, prohibits the Company and its affiliates from purchasing any Shares, other than pursuant to this Offer, until at least 10 business days after the Expiration Date. Accordingly, any repurchases outside of the Offer may not be consummated until at least 10 business days after the Expiration Time.
The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
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